UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Duluth Holdings Inc.

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Message from our Executive Chairman and Founder

Dear Fellow Shareholders,

We hope this letter finds you healthy and safe. With the widespread distribution of vaccines, there is renewed optimism that our lives so disrupted by COVID-19 will finally feel normal once again.

While 2020 challenged us in ways we never encountered, I am very proud of our team’s dedication to our customers and one another. In the face of having 62 existing stores closed for many weeks during 2020, we were fortunate that our strong omnichannel presence allowed our customers to continue shopping in our e-commerce channel. We were also fortunate that our innovative, solution-based apparel had widespread appeal to current and new customers alike. In fact, we saw a 17% increase in new buyers, the largest percentage gain in three years. It is fair to say that our business model was pressure tested as never before and it proved to be both resilient and adaptable.

Together, our team faced many challenges while always moving forward. As a result, we ended the fiscal year with net sales up nearly 4%, adjusted EBITDA up nearly 7% to $55 million, and free cash flow of $38.5 million, giving us ample funding to continue building and strengthening our Company.1 While no one can predict the ultimate impact of COVID-19 on our citizens and the economy, we are financially strong, committed to expanding our brand awareness and providing an outstanding customer experience. We feel very confident in the future of our Company.

We are also committed to incorporating environmental, social and governance principles into our business and day-to-day operations. To accomplish this, we have formed a cross-functional steering committee including senior members of management to implement our ESG initiatives and the Nominating and Governance Committee of our Board of Directors will oversee our progress. We have formulated plans for 2021 and beyond to step up our communications regarding these ESG initiatives.

It’s important to know that we have always taken an all-stakeholder approach to managing our business and we are executing on several ESG initiatives that include creating greater diversity and inclusion; developing more products from organic and sustainable materials; exploring greater use of sustainable or recyclable materials in our packaging; constantly testing robust policies and countermeasures to protect customer data security, and investing in safety, training and benefits for our employees. Finally, in developing our products, our focus has always been on crafting items that have long-lasting use and durability, which extends the life of our apparel, footwear and accessories, and leads to less disposal clothing ending up in landfills.

Duluth Trading strives every day to be an exemplary corporate citizen and we will continue to deliver on that commitment. Thank you for your continued support during this most trying year for everyone. We are deeply appreciative.

Stephen L. Schlecht

April 9, 2021

[1]	For a reconciliation of Adjusted EBITDA and Free Cash Flow, please see Appendix A.

DULUTH HOLDINGS INC.

201 East Front Street

Mount Horeb, Wisconsin 53572

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 27, 2021

To the Shareholders of Duluth Holdings Inc.:

The 2021 Annual Meeting of Shareholders of Duluth Holdings Inc. will be held at the headquarters of Duluth Holdings Inc., 201 East Front Street, Mount Horeb, Wisconsin 53572*, on May 27, 2021 at 8:30 a.m., Central time, for the following purposes:

(1)	To elect seven individuals nominated by the Board of Directors of Duluth Holdings Inc. to serve as directors until the 2022 annual meeting of shareholders;

(2)	To ratify the appointment of Grant Thornton LLP as our independent registered public accountants for fiscal 2021; and

(3)	To transact such other business as may properly come before the meeting.

*

As part of our precautions regarding the coronavirus or COVID-19 pandemic, we are planning for the possibility that the annual meeting may be held solely by means of remote communication or at another date, time or location. If we take that step, we will announce the decision to do so in advance, and details for how to participate will be available at www.edocumentview.com/DLTH.

Shareholders of record at the close of business on March 22, 2021 are entitled to notice of and to vote at the annual meeting and at all adjournments of the annual meeting.

Holders of a majority of the votes entitled to be cast must be present in person or by proxy in order for the annual meeting to be held. As allowed under the Securities and Exchange Commission’s rules, we have elected to furnish our proxy materials over the Internet. Accordingly, we have mailed to our shareholders of record and beneficial owners a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access the attached proxy statement and our annual report to shareholders via the Internet and how to vote online.

Whether or not you expect to attend the annual meeting in person, you are urged to vote by voting electronically via the Internet, by a telephone vote or, as applicable, by completing and mailing the proxy card. Instructions for electronic voting via the Internet and telephonic voting are contained in the Notice, or, as applicable, on the accompanying proxy card. If you attend the meeting and wish to vote your shares personally, you may do so by revoking your proxy at any time prior to the voting thereof. In addition, you may revoke your proxy at any time before it is voted by advising the Secretary of Duluth Holdings Inc. in writing (including by submitting a duly executed proxy bearing a later date or voting via the Internet) or by telephone of such revocation.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 27, 2021: The annual report to shareholders and proxy statement of Duluth Holdings Inc. are available for review at www.edocumentview.com/DLTH. Instructions on how to access and review the materials on the Internet can be found on the Notice and the accompanying proxy card.

David Loretta, Secretary

April 9, 2021

DULUTH HOLDINGS INC.

201 East Front Street

Mount Horeb, Wisconsin 53572

April 9, 2021

PROXY STATEMENT

Unless the context requires otherwise, all references to “Duluth Trading,” the “Company,” “we,” “us” or “our” refer to Duluth Holdings Inc.

The enclosed proxy is solicited by the Board of Directors of Duluth Holdings Inc. for use at the 2021 annual meeting of shareholders to be held at 8:30 a.m., Central time, on May 27, 2021 or at any postponement or adjournment of the annual meeting, for the purposes set forth in this proxy statement and in the accompanying notice of annual meeting of shareholders. The annual meeting will be held at the headquarters of Duluth Trading, 201 East Front Street, Mount Horeb, Wisconsin 53572*.

*

As part of our precautions regarding the coronavirus or COVID-19 pandemic, we are planning for the possibility that the annual meeting may be held solely by means of remote communication or at another date, time or location. If we take that step, we will announce the decision to do so in advance, and details for how to participate will be available at www.edocumentview.com/DLTH.

Under rules adopted by the Securities and Exchange Commission, Duluth Trading is making this proxy statement and other annual meeting materials available on the Internet instead of mailing a printed copy of these materials to each shareholder. Shareholders who received a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail will not receive a printed copy of these materials other than as described below. Instead, the Notice contains instructions as to how shareholders may access and review all of the important information contained in the materials on the Internet, including how shareholders may submit proxies by telephone or over the Internet.

If you received the Notice by mail and would prefer to receive a printed copy of Duluth Trading’s proxy materials, please follow the instructions for requesting printed copies included in the Notice.

The expense of this solicitation will be paid by us. No solicitation other than by mail and via the Internet is contemplated, except that our officers or employees may solicit the return of proxies from certain shareholders by telephone.

Only shareholders of record at the close of business on March 22, 2021 are entitled to notice of and to vote the shares of our Class A common stock, no par value, and Class B common stock, no par value, registered in their name at the annual meeting. As of the record date, we had outstanding 3,364,200 shares of Class A common stock and 29,548,011 shares of Class B common stock. The presence, in person or by proxy, of a majority of the votes entitled to be cast will constitute a quorum at the annual meeting. Abstentions, votes that are withheld and broker non-votes, which are proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares, will be treated as present for purposes of determining the quorum. Each share of Class A common stock is entitled to ten votes per share, and each share of Class B common stock is entitled to one vote per share on each matter to be voted upon at the annual meeting. Shares of Class A common stock and Class B common stock vote together as a single class for each of the proposals listed below.

With respect to the proposal to elect the individuals nominated by our Board of Directors to serve as directors until the 2022 annual meeting of shareholders, votes may be cast in favor or withheld for each nominee. Votes that are withheld and broker non-votes will have no effect on the outcome of the election. With respect to the proposal to ratify the appointment of Grant Thornton LLP as our independent registered public accountants for fiscal 2021, abstentions and broker non-votes will not be counted as voting on the proposal.

The Notice is being mailed to shareholders commencing on or about April 9, 2021.

If a proxy is properly submitted to us and not revoked, it will be voted in accordance with the instructions contained in the proxy. Each shareholder may revoke a previously granted proxy at any time before it is exercised by advising the Secretary of the Company in writing (including by submitting a duly executed proxy bearing a later date or voting via the Internet) or by telephone of such revocation. Attendance at the annual meeting will not, in itself, constitute revocation of a proxy. Unless otherwise directed, all proxies will be voted FOR the election of each of the individuals nominated by our Board of Directors to serve as directors until the 2022 annual meeting of shareholders and will be voted FOR the appointment of Grant Thornton LLP as our independent registered public accountants for fiscal 2021.

CORPORATE GOVERNANCE DOCUMENTS

Certain documents relating to corporate governance matters are available in print by writing to Mr. David Loretta, Secretary, Duluth Holdings Inc., 201 East Front Street, Mount Horeb, Wisconsin 53572 and on the Company’s website at ir.duluthtrading.com under the “Corporate Governance—Documents & Charters” tab. These documents include the following:

•	Amended and Restated Articles of Incorporation;

•	Amended and Restated Bylaws;

•	Code of Business Conduct and Ethics;

•	Charter of the Audit Committee;

•	Charter of the Compensation Committee; and

•	Charter of the Nominating and Governance Committee.

Information contained on the Company’s website is not deemed to be a part of this proxy statement.

PROPOSAL ONE: ELECTION OF DIRECTORS

Our Board currently consists of seven directors, and the term of office of each of the directors expires at the 2021 annual meeting.

Effective as of the close of the 2021 annual meeting, E. David Coolidge III, age 78, is retiring from the Board of Directors and will not be standing for election. As part of its corporate governance guidelines, the Board has established a general retirement age of 77, where no individual will be nominated for election to the Board after his or her 77th birthday. The Board may, at its discretion, waive the age limitation in special circumstances. While Mr. Coolidge was 77 at the time of Duluth Trading’s 2020 annual meeting, the Board determined that, subject to the normal nomination processes, Mr. Coolidge would be eligible to stand for election at that meeting notwithstanding this age limitation. Mr. Coolidge has served on our Board since September 2015 and had served on the advisory board since 2001. The Company thanks Mr. Coolidge for his many years of service to the Company.

Our Board of Directors proposes that the nominees described below be elected as directors for a new term ending at the 2022 annual meeting of shareholders and until their successors are duly elected, except as otherwise provided in the Wisconsin Business Corporation Law. All of the nominees are currently serving as directors and are standing for re-election, except for Brett L. Paschke. Mr. Paschke was recommended to the Nominating and Governance Committee and the Board by one of the Company’s independent directors.

The Board of Directors has determined that the majority of the current directors are independent as defined for companies trading on The NASDAQ Stock Market LLC (“NASDAQ”). The independent directors serving on our Board of Directors as of the date of this proxy statement include Mr. E. David Coolidge III, Ms. Francesca M. Edwardson, Mr. Thomas G. Folliard, Mr. David C. Finch, Ms. Brenda I. Morris, and Mr. Scott K. Williams. The Board of Directors has also determined that Mr. Paschke is independent as defined for companies trading on NASDAQ.

In accordance with our amended and restated articles of incorporation and amended and restated bylaws, a nominee will be elected as a director by a plurality of the votes cast in the election of directors. A plurality means that the seven persons receiving the highest number of affirmative FOR votes at the meeting will be elected. Votes that are withheld and broker non-votes will have no impact on the election. In the event that a vacancy remains, the Board of Directors may fill such vacancy at a later date or reduce the size of the Board, subject to the procedures specified in the amended and restated articles of incorporation or amended and restated bylaws. Each of the nominees has indicated a willingness to serve as a director, but if any of the nominees should decline or be unable to act as a director, the persons named in the proxy will vote for the election of another person or persons as the Board of Directors recommends.

The descriptions in this section provide certain biographical information about each of the nominees for election as a director, followed by a statement regarding the specific experience, qualifications, attributes or skills that led to the Board’s conclusion that each director should serve as a director of Duluth Trading.

The Board of Directors unanimously recommends that shareholders vote FOR the election of each of the nominees set forth below to serve as directors until the 2022 annual meeting and your proxy will be so voted unless you specify otherwise.

NOMINEES FOR DIRECTOR

Name and Age of Director	Principal Occupation and Directorships
Stephen L. Schlecht Age: 73	Mr. Schlecht is the founder of our Company and has served as Executive Chairman of the Board since February 2015 and as Chief Executive Officer since August 2019. Mr. Schlecht has served on our Board of Directors since our founding in 1986. Mr. Schlecht previously served as our Chairman of the Board of Directors and Chief Executive Officer from February 2003 to February 2015, as President from February 2003 to February 2012 and as President and Chief Executive Officer of GEMPLER’S, Inc., which he founded in 1986 until February 2003. Mr. Schlecht holds a B.S.B.A. degree and an M.B.A. from Northwestern University. We selected Mr. Schlecht to serve on our Board of Directors because he is the founder of our Company, has over 50 years of experience in the direct marketing and retail industries and has extensive leadership experience and strategic vision.

Francesca M. Edwardson Age: 63	Ms. Edwardson was appointed to our Board of Directors in September 2015 and had served on our advisory board since July 2015. She was the Chief Executive Officer of the American Red Cross of Chicago and Northern Illinois, a business unit of the American Red Cross, from 2005 to January 2016. She previously served as Senior Vice President and General Counsel for UAL Corporation, a predecessor company to United Airlines Holdings, Inc. (f/k/a United Continental Holdings, Inc.). She has also been a partner in the law firm of Mayer Brown and the Executive Director of the Illinois Securities Department. Ms. Edwardson has served on the board of directors of J.B. Hunt Transport Services, Inc. since 2011, where she serves on the Nominating and Corporate Governance and Audit Committees, on the Boards of Trustees for Rush University Medical Center since 2012 and the Lincoln Park Zoo since 2000. Ms. Edwardson holds a B.A. degree in economics and a juris doctor from Loyola University. We selected Ms. Edwardson to serve on our Board of Directors given her extensive experience as an attorney and membership on a public company board, which provides her with the ability to share valuable insights into public company reporting, corporate finance, transactional knowledge and operations.

Name and Age of Director	Principal Occupation and Directorships

David C. Finch Age: 55	Mr. Finch was appointed to our Board of Directors in September 2015 and had served on our advisory board since 2007. Mr. Finch has served as Chief Executive Officer of Daniele International, LLC since September 2019, which is one of the largest manufacturers of Italian cured meats and charcuterie. Mr. Finch has been the President of Finch Grocery Company, LLC, a private firm for capital investments, board memberships and related business activities in the food and consumer products industries, since 2006. Mr. Finch has previously served as the Chief Executive Officer of Rupari Food Services, LLC, a meat products manufacturer, from August 2013 to August 2014 and as Chief Executive Officer of Ryt-Way Industries, LLC, a dry food contract packager in North America, from August 2008 to May 2013. Mr. Finch has served on the Board of Directors of JonnyPops, LLC, a frozen popsicle business, since March 2015 and served as Vice President of American Polocrosse Association from January 2016 to December 2017. He previously served on the Board of Directors of: Salo LLC, a staffing and consulting services company, from February 2018 to October 2019; J&B Group, a food manufacturing and distribution company, from 2008 to 2010; Quality Ingredients Corporation, a spray drying company, from 2002 to 2013; and Foundation for Strategic Sourcing, a non-profit organization that established a forum for consumer packaged goods marketers, external manufacturers and secondary packagers. Mr. Finch holds a B.S. degree in economics from Northwestern University and an M.B.A. from the Kellogg School of Northwestern University. We selected Mr. Finch to serve on our Board of Directors given his significant business and board experience.

Thomas G. Folliard Age: 76	Mr. Folliard was appointed to our Board of Directors in September 2015 and had served on our advisory board since 1996. Mr. Folliard has been the President of Corporate Development Resources, Inc. since 1995. He was previously the former Managing Director and President of Baird Capital Partners, a private equity fund of R.W. Baird & Co. Incorporated. Prior to joining R.W. Baird & Co. Incorporated, Mr. Folliard held the positions of Vice President of Finance, Treasurer and Controller (CFO) of Becor Western Inc. (f/k/a Bucyrus-Erie Company Inc.), a NYSE-listed manufacturer of mining, aerospace and industrial products from 1975 to 1988. He has also been an advisory board member since 2003 and audit committee chairman since 2007 of Charter Manufacturing Company, Inc. Mr. Folliard holds a B.S. degree in economics from the Wharton School of Business of the University of Pennsylvania and an M.B.A. degree from the University of Chicago. Mr. Folliard is also a CPA (inactive). We selected Mr. Folliard to serve on our Board of Directors given his significant business, management and corporate governance experience.

Name and Age of Director	Principal Occupation and Directorships

Brenda I. Morris Age: 55	Ms. Morris was appointed to our Board of Directors in September 2015. Ms. Morris has over 35 years of experience in finance, accounting and operations roles concentrated in consumer products, food & beverage, retail and wholesale sectors. Since 2015, Ms. Morris has been a partner with CSuite Financial Partners, a financial executive services team, advising companies with targeted strategic solutions. From 2016 to 2019, Ms. Morris was the Chief Financial Officer for Apex Parks Group, a private equity held operating company, operating amusement parks and family entertainment centers. Ms. Morris previously served at Hot Topic, Inc., a specialty retailer, as Senior Vice President, Finance from 2015 to October 2016, completing the carve out of the Torrid business from Hot Topic. Ms. Morris previously served as Chief Financial Officer for 5.11 Inc., a tactical gear and apparel wholesaler and retailer, from 2013 to 2015, as Chief Financial Officer for Love Culture, a young women’s fashion retailer, from 2011 to 2013, and as Chief Financial Officer for Icicle Seafoods, Inc., a premium seafood processor and distributor, from 2009 to 2011. Ms. Morris was also Chief Operating Officer and Chief Financial Officer of iFloor.com from 2007 to 2009, Chief Financial Officer at Zumiez Inc. from 2003 to 2007, and Director of Finance and then Vice President/Chief Financial Officer at K2 Corporation from 1999 to 2003. Ms. Morris is also a board member and audit committee chair of Boot Barn Holdings, Inc., is on the board of H & W Franchise Holdings, d/b/a Xponential Fitness, a curator of boutique fitness brands and is their audit committee chair, and also serves on the board of Ideal Images Holdings, a chain of medical spas. Ms. Morris also serves on the advisory board of Asarasi, Inc., a privately held tree water company and she formerly served on the Pacific Lutheran University Board of Regents from 2011 until 2020. Ms. Morris is a board member for National Association of Corporate Directors, Pacific Southwest Chapter, serving California, Arizona and Nevada. Ms. Morris has served on several non-profit boards in various capacities during her career. Ms. Morris holds a NACD Directorship Certification®, the leading-edge board certification on governance issues, demonstrating a commitment to the profession of directorship. Ms. Morris is a CPA (inactive), Certified Management Accountant and Certified Global Management Accountant. Ms. Morris holds a bachelor’s degree in business administration with a concentration in accounting from Pacific Lutheran University and a M.B.A. from Seattle University. We selected Ms. Morris to serve on our Board of Directors because her extensive experience in accounting and executive management provides her with the ability to share valuable insights into financial reporting, corporate finance, transactional knowledge and operations.

Name and Age of Director	Principal Occupation and Directorships
Brett L. Paschke Age: 52	The Board of Directors nominated Brett L. Paschke to stand for election as a director of Duluth Trading at the 2021 annual meeting. Mr. Paschke is a Partner and Managing Director at William Blair & Company, L.L.C., an investment banking and money management firm, and he has been a Partner since 2002. Mr. Paschke led the Equity Capital Markets Group at William Blair from 2009 to 2020, and under his leadership, William Blair served as an underwriter on almost 800 equity offerings raising a cumulative $200 billion, including approximately 20 percent of all US-listed IPOs. He was a member of William Blair’s firm-wide leadership group from 2013 to 2019 and led the Business and Financial Services Investment Banking Group at William Blair from 2004 to 2009. Mr. Paschke is also a board member of PRA Group, Inc. (Nasdaq: PRAA), a global leader in acquiring and collecting nonperforming loans, since 2020 and serves on its the Audit and Compliance Committees. Mr. Paschke holds an A.B. from Princeton and an M.B.A. from Harvard Business School. Mr. Paschke was selected to serve on our Board of Directors due to his extensive investment banking experience working with high-growth companies across various sectors and industries and his valuable insight on management and corporate finance.

Scott K. Williams Age: 57	Mr. Williams was appointed to our Board of Directors in June 2018. Mr. Williams has served as Chief Executive Officer and a director of Batteries Plus Bulbs since January 2019. Mr. Williams previously served as President of Cabela’s, Inc. from February 2016 until the time it was acquired by Bass Pro Shops in October 2017. Prior to that he held the positions of Chief Commercial Officer from August 2015 to February 2016 and Chief Marketing and E-Commerce Officer at Cabela’s from October 2011 to August 2015. Previously, he was President of Fanatics, Inc., a pure-play growth company in licensed apparel. He had also served as Corporate Vice President for Wal-Mart Stores, Inc. with responsibility as General Manager of the Samsclub.com business unit, as well as overseeing digital marketing and call center operations. Prior to working at Wal-Mart, he was Senior Vice President of the Marketing and Direct Business segment of OfficeMax, Inc. Mr. Williams has served on the board of directors of Bob’s Discount Furniture since July 2018. He has also served as a non-executive director for Mood Media Corporation, an in-store media solutions provider, formerly traded on the Toronto Stock Exchange, from March 2016 to April 2017. Mr. Williams holds a B.S. in Business Administration at The University of Kansas and earned a Masters of Management degree from the Kellogg Graduate School of Management of Northwestern University. We selected Mr. Williams to serve on our Board of Directors given his considerable experience across both online and in-store retailing and his valuable insight on omnichannel strategies, brand marketing and operational excellence that he has gained while working at leading retailers like Cabela’s, Wal-Mart and OfficeMax.

Board of Directors

Each director attended at least 75% of the Board meetings and meetings of committees in fiscal 2020. The Board held five meetings during fiscal 2020. While the Company does not have a policy regarding Board members’ attendance at the annual meeting of shareholders, each director is encouraged to attend our annual meeting of shareholders in person. All of our directors attended our 2020 annual meeting telephonically due to the COVID-19 pandemic. As part of its corporate governance guidelines, the Board has established a general retirement age of 77, where no individual will be nominated for election to the Board after his or her 77th birthday. The Board may, at its discretion, waive the age limitation in special circumstances.

Any interested party who wishes to communicate directly with an independent director or with the non-management directors as a group may do so by writing to the Secretary of the Company at 201 East Front Street, Mount Horeb, Wisconsin 53572 or by calling (608) 424-1544. The Secretary will forward a summary of all communications to that independent director or the non-management directors as a group.

Controlled Company

Because Mr. Schlecht controls a majority of our outstanding voting power, we are a “controlled company” under the corporate governance rules of NASDAQ. Therefore, we are not required to have a majority of our Board of Directors be independent, nor are we required to have a compensation committee or an independent nominating function. While our Board of Directors has determined to have both a compensation committee and nominating and governance committee, Mr. Schlecht serves as a member of both committees.

Board Composition

Our amended and restated bylaws provide that the size of our Board of Directors will be determined from time to time by a majority of the then authorized number of directors, but in no case may be less than one director. The Board of Directors currently consists of seven directors, six of whom qualify as independent directors under the rules and regulations of the SEC and the NASDAQ Listing Rules. Independence information relating to the committees of the Board of Directors is provided below.

Independence of our Board of Directors and Board Committees

The rules of NASDAQ generally require that a majority of the members of a listed company’s board of directors be independent. In addition, the listing rules generally require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and governance committees be independent. Although we are a “controlled company” under the corporate governance rules of NASDAQ and, therefore, are not required to comply with certain rules requiring director independence, we have nevertheless opted to have a majority of the members of our Board of Directors be independent.

Accordingly, our Board of Directors has evaluated the independence of its members based upon the rules of the NASDAQ Stock Market and the SEC and the transactions referenced under “Certain Relationships and Related Party Transactions.” Applying these standards, our Board of Directors determined that none of the directors who currently serve, other than Mr. Schlecht, have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of those directors is “independent” as that term is defined under Rule 5605(a)(2) of the NASDAQ Listing Rules. Mr. Schlecht is not considered independent because he is an officer of the Company. Our Board of Directors also determined that each non-employee director who serves as a member of the Audit, Compensation, and Nominating and Governance Committees satisfies the independence standards for such committee established by the SEC and the NASDAQ Listing Rules, as applicable.

Board Leadership Structure

The Board has not adopted a formal policy regarding the separation of the roles of chairman of the board and chief executive officer because the Board believes that it is in our best interests to make that determination from time to time based on the position and direction of our organization and the composition of our Board. As of the date of this proxy statement, Mr. Schlecht serves as both Executive Chairman of the Board and Chief Executive Officer. The Board has evaluated the Company’s leadership structure and determined that the presence of a number of seasoned independent directors, together with a strong leader in the combined role of Executive Chairman of the Board and Chief Executive Officer, serves the best interests of the Company and its shareholders at this time. In making this determination, our Board considered the benefits of having Mr. Schlecht serve as a bridge between management and our Board, ensuring that both groups act with a common purpose. Our Board also considered Mr. Schlecht’s knowledge regarding our operations and the industry in which we compete and his ability to promote communication, to synchronize activities between our Board and our senior management and to provide consistent leadership to both the Board and the Company in coordinating our strategic objectives.

Our Board also recognizes that depending on the circumstances, other leadership models, such as separating the roles of chairman of the board and chief executive officer as we have in the past, may again be appropriate. Accordingly, our Board may periodically review its leadership structure.

Committees of the Board

The Board has standing Audit, Compensation, and Nominating and Governance Committees, each of which is governed in accordance with a written charter. These charters are available on the Company’s website at ir.duluthtrading.com under the “Corporate Governance—Documents & Charters” tab. Members of the Board serve on these committees until their resignation or until otherwise determined by our Board of Directors.

Audit Committee

Our Audit Committee is comprised of Mr. Folliard, Mr. Coolidge, and Ms. Morris. Mr. Folliard, Mr. Coolidge, and Ms. Morris satisfy the heightened audit committee independence requirements under the NASDAQ Listing Rules and Rule 10A-3 of the Exchange Act.

Mr. Folliard serves as chair of our Audit Committee and has been designated as our “audit committee financial expert,” as that term is defined under SEC rules implementing Section 407 of the Sarbanes-Oxley Act, and possesses the requisite financial sophistication, as defined under the applicable rules and regulations of NASDAQ. The Audit Committee operates under a written charter. Under its charter, our Audit Committee is responsible for, among other things:

•	overseeing our accounting and financial reporting processes;

•	selecting, retaining and replacing our independent auditors and evaluating their qualifications, independence and performance;

•	reviewing and approving the scope of the annual audit and audit fees;

•	monitoring the rotation of the partners of our independent auditors on our engagement team as required by law;

•	discussing with management and independent auditors the results of the annual audit and review of quarterly financial statements;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures;

•	approving the retention of our independent auditors to perform any proposed permissible non-audit services;

•	overseeing the internal audit functions;

•	reviewing cybersecurity and other information technology risks, controls and procedures, including mitigation strategies and planned responses to data breaches;

•	preparing the Audit Committee report that the SEC requires in our annual proxy statement; and

•	reviewing and evaluating the performance of the Audit Committee, including compliance with its charter.

The Audit Committee held eight meetings during fiscal 2020.

Compensation Committee

The members of the Compensation Committee are Ms. Edwardson, Ms. Morris, Mr. Schlecht, and Mr. Williams. Ms. Edwardson serves as chair of the Compensation Committee. Ms. Edwardson, Ms. Morris, and Mr. Williams are non-employee directors within the meaning of Rule 16b-3 of the rules promulgated under the Exchange Act, and are independent directors as defined by the NASDAQ Listing Rules.

Under its charter, our Compensation Committee is responsible for, among other things:

•

determining cash compensation and cash compensation plans, including incentive compensation, amounts and terms of stock option or other equity awards, and terms of any agreements concerning employment, compensation or employment termination matters;

•

reviewing and approving corporate goals and objectives relevant to compensation of our Executive Chairman and Chief Executive Officer and other executive officers and evaluating their performance in light of those goals and objectives;

•

monitoring the application of retirement and other fringe benefit plans for the Executive Chairman, Chief Executive Officer and other executive officers, periodically reviewing succession plans for the Chief Executive Officer and other executive officers and acting on behalf of the Board of Directors with respect to welfare plans and employee retirement;

•	administering the issuance of restricted stock and other awards under our 2015 Equity Incentive Plan and any other equity incentive plans;

•	reviewing succession plans for our key executive officers (excluding the Executive Chairman whose succession plans are reviewed by the Nominating & Governance Committee);

•	establishing, administering and certifying attainment of performance goals as the committee deems appropriate;

•	reviewing and assessing guidelines regarding Vice President-level employee and above and outside director stock ownership, and such employees’ and directors’ compliance with such guidelines;

•	reviewing the compensation of the Board of Directors and its committees, and recommending revisions to the Board of Directors;

•	administering the Company’s Employee Stock Purchase Plan;

•	periodically reporting to the Board of Directors regarding the committee’s activities; and

•	reviewing and evaluating the performance of the Compensation Committee, including compliance with its charter.

The Compensation Committee may delegate authority with respect to any of its functions to officers of the Company, committees comprised of such persons, or a subcommittee of the Committee, including a subcommittee consisting of at least two members, each of whom qualifies as a “non-employee director” within the meaning of Rule 16b-3 of the rules promulgated under the Exchange Act.

The Compensation Committee held four meetings during fiscal 2020.

For fiscal 2020, the Compensation Committee approved “executive officer”-related compensation and the Board ratified the compensation related to Mr. Schlecht, as Executive Chairman and Chief Executive Officer. The Compensation Committee has engaged the services of Meridian Compensation Partners, LLC (“Meridian”) to provide advice from time to time on executive officer and non-employee director compensation and matters related to the Company’s compensation practices. The Compensation Committee has evaluated the independence of Meridian pursuant to SEC and NASDAQ rules and no relationships were identified that would impact Meridian’s independence or present a conflict of interest.

Nominating and Governance Committee

The members of the Nominating and Governance Committee are Messrs. Finch, Coolidge, and Schlecht. Mr. Finch serves as the chair of the Nominating and Governance Committee. Mr. Coolidge and Mr. Finch are both independent directors as defined by the NASDAQ Listing Rules. Under its charter, our Nominating and Governance Committee is responsible for, among other things:

•	providing recommendations to the Board of Directors to enhance the Board’s effectiveness;

•	developing and recommending to the Board of Directors corporate governance policies, reevaluating such policies and recommending to the Board any revisions;

•	assessing the Board of Director’s needs and identifying suitable candidates for consideration as nominees to the Board;

•	reviewing the qualifications of all candidates proposed for Board membership, including candidates nominated by shareholders in accordance with our bylaws;

•	recommending annually to the Board of Directors the nominees to stand for election at the annual meeting and recommending nominees to fill vacancies on the Board as necessary and appropriate;

•	developing and reviewing succession plans for the directors, including succession plans for the Executive Chairman;

•	coordinating the annual self-evaluation of the performance of the Board of Directors and each of its committees;

•	recommending the creation of committees of the Board of Directors and recommending directors to be selected for membership on committees of the Board;

•	evaluating and recommending to the Board of Directors appropriate levels and terms of the Company’s insurance for officers and directors;

•	periodically reporting to the Board of Directors regarding the committee’s activities; and

•	reviewing and evaluating the performance of the Nominating and Governance Committee, including compliance with its charter.

When reviewing the qualification of proposed Board nominees, including candidates nominated by shareholders in accordance with our bylaws, the Nominating and Governance Committee considers whether each candidate would qualify as independent under the applicable NASDAQ Listing Rules, and where appropriate, his or her financial expertise, and any other qualifications the Nominating and Governance Committee deems relevant.

The Nominating and Governance Committee held four meetings during fiscal 2020.

Board Oversight of Risk

The Board of Directors is actively involved in oversight of risks that could affect us. This oversight is conducted in part through committees of the Board of Directors, but the full Board of Directors has retained responsibility for general oversight of risks. The Board of Directors intends to satisfy this responsibility through full reports by each committee regarding its considerations and actions, regular reports directly from officers responsible for oversight of particular risks within the Company as well as through internal and external audits.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Mr. Schlecht served as a member of the compensation committee and as Chief Executive Officer of the Company during fiscal 2020.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of transactions, since February 3, 2019, to which we have been a party or will be a party, in which the amount involved exceeded or will exceed $120,000, and in which any of our executive officers or directors, or an affiliate or immediate family member thereof, or 5% shareholder of any class of our common stock, had or will have a direct or indirect material interest, other than compensation, termination and change of control arrangements, which are described below under “Executive Compensation—Stephen L. Schlecht Employment Agreement” and “Director Compensation.”

Leasing Arrangements

Effective April 3, 2019, we entered into a lease with Schlecht Retail Ventures LLC for our photo studio located at 119 S. 2nd Street, Mt. Horeb, Wisconsin. The lease provides for a base monthly rent of $4,083, with a 2% increase each year. The initial term of the lease is for five years and began on June 1, 2019. We have the option to extend the term for up to two additional periods of five years.

We leased 9,984 square feet of office and retail space located at 108 North Franklin Street, Port Washington, Wisconsin from Schlecht Port Washington LLC, the sole members of which were Mr. and Mrs. Schlecht, until October 2019 when the property was sold to an unaffiliated third party. The lease provided that our monthly base rent was $10,608 starting on January 1, 2014 and increased annually according to the schedule provided in the lease. The terms of our lease were obtained from an unaffiliated third party and there were no material changes to the lease and, as such, the increases in rent were in accordance with the terms of the original lease entered into with the original lessor, an unaffiliated third party.

We leased a 7,710 square foot building and the surrounding land for our flagship store located at 100 West Main Street, Mt. Horeb, Wisconsin (the “Flagship Lease”), from Schlecht Retail Ventures LLC, the sole members of which are Mr. and Mrs. Schlecht. The Flagship Lease began February 14, 2010 and was scheduled to expire on February 28, 2025. Effective January 17, 2017, we terminated our Flagship Lease and entered into a new lease for the same 7,710 square foot building, along with the surrounding land located at 100 West Main Street, Mt. Horeb, Wisconsin and a 5,416 square foot building, which is primarily used for office space at 102 West Main Street, Mt. Horeb, Wisconsin (the “Flagship and Office Lease”). The Flagship and Office Lease began on February 1, 2017 and expires on January 31, 2027, with multiple options to renew thereafter. The Flagship and Office Lease provides for initial monthly rent payments of $12,000 in years one through three, rent payments of $12,600 in years four through seven, and monthly rent payments of $13,104 in years eight through ten.

The aggregate amount of all periodic payments due under the leases described above after our fiscal year ended January 31, 2021 are as follows:

	Total	Less Than 1 Year	1-2 Years	3-5 Years	More than 5 Years
Retail and Office space, 100 and 102 West Main Street, Mt. Horeb, WI	$925,350	$151,200	$302,400	$471,750	—
119 S. 2nd Street, Mt. Horeb, WI	172,678	50,646	104,352	17,680	—

Total	$1,098,028	$201,846	$406,752	$489,430	—

Other Transactions

Richard W. Schlecht, the son of Stephen L. Schlecht, receives compensation in his capacity as Senior Vice President of Product, Visual & Creative. He received compensation of approximately $336,000 in fiscal 2019 in his capacity as Vice President of Product Development. For information regarding Mr. R. Schlecht’s compensation in fiscal 2020, see “Executive Compensation,” below.

Since February 3, 2019, there have been no other transactions and there are no currently proposed transactions in which we were or are to be a participant and the amount involved exceeds $120,000, and in which any of our executive officers or directors had or will have a direct or indirect material interest.

Policies and Procedures for Related-Party Transactions

Our Board of Directors adopted a written related party transaction policy regarding transactions with related persons. This policy requires that a “related person” (as defined in paragraph (a) of Item 404 of Regulation S-K) promptly disclose to our Chief Financial Officer any “related party transaction” (defined as any transaction that we anticipate would be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant, the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest) and all material facts with respect thereto. The Chief Financial Officer will then promptly communicate that information to our Audit Committee. No related party transaction will be executed without the approval or ratification of our Audit Committee or our Board of Directors. It is our policy that directors interested in a related party transaction will recuse themselves from any vote on a related party transaction in which they have an interest. The policy also contains standing authorizations for certain transactions previously disclosed in the Company’s filings with the SEC.

EXECUTIVE COMPENSATION

Overview

This section provides compensation information about the following individuals:

•	Stephen L. Schlecht, our Executive Chairman and Chief Executive Officer

•	David Loretta, our Senior Vice President and Chief Financial Officer

•	David S. Homolka , our Senior Vice President of Human Resources, Retail Store Operations, Contact Center Operations

•	Richard W. Schlecht, our Senior Vice President of Product, Visual & Creative

•	Christopher M. Teufel, our Senior Vice President of Information Technology and Supply Chain

In the discussion below, we refer to this group of executives as the “named executive officers” or “NEOs,” which includes the “executive officers” for whom disclosure is required under the applicable rules of the SEC. The remainder of this section provides a general summary of our compensation policies and practices and discusses the aggregate compensation we paid to our named executive officers in fiscal 2019 and fiscal 2020. As a smaller reporting company, we are not required to provide a “Compensation Discussion and Analysis” as required under Item 402 of Regulation S-K.

Summary Compensation Table

The following table sets forth information regarding compensation awarded to or earned by our named executive officers for service during the last two completed fiscal years:

Name and Principal Positions	Years	Salary ($)		Bonus ($)	Stock Awards(1) ($)	All Other Compensation(2) ($)	Total ($)

Stephen L. Schlecht	2020	133,364	(3)	126,410	—	—	259,774
Executive Chairman and Chief Executive Officer	2019	316,211		—	—	—	316,211

David Loretta	2020	335,436	(4)	70,076	150,006	—	555,518
SVP and Chief Financial Officer	2019	340,538		—	285,005	—	625,543

David S. Homolka	2020	292,158	(4)	66,398	160,005	—	518,561
Senior Vice President of Human Resources, Retail Store Operations, Contact Center Operations

Richard W. Schlecht	2020	269,135	(4)	61,291	140,007	—	470,433
Senior Vice President of Product, Visual & Creative

Christopher M. Teufel	2020	292,020	(4)	66,398	160,005	—	518,423
Senior Vice President of Information Technology and Supply Chain

(1)

The amounts in this column represent the aggregate grant date fair values of restricted stock awards granted in fiscal 2020 and fiscal 2019, computed in accordance with FASB ASC Topic 718 for the applicable fiscal year. The assumptions used to determine these values are described in Note 2 to our Consolidated Financial Statements in our annual report on Form 10-K for the fiscal years ended January 31, 2021 and February 2, 2020. Pursuant to the applicable rules of the SEC, amounts shown exclude the impact of the estimated forfeitures related to service-based vesting conditions.

(2)

The NEOs participate in certain group life, health and disability insurance plans not disclosed in the Summary Compensation Table, that are generally available to salaried employees and do not discriminate in scope, terms, and operation. The NEOs also participate in an executive medical reimbursement plan with a total value of less than $10,000 per NEO and is therefore not disclosed in the Summary Compensation Table.

(3)

In light of the uncertainty regarding the COVID-19 pandemic, Mr. Schlecht waived his base salary, starting March 22, 2020. Upon the approval of the Board, Mr. Schlecht’s base salary was reinstated effective as of October 19, 2020.

(4)	In light of the uncertainty regarding the COVID-19 pandemic, the base salaries for Messrs. Loretta, Homolka, R. Schlecht, and Teufel were reduced by 20% from April 2020 to October 19, 2020.

Stephen L. Schlecht Employment Agreement

We entered into an employment agreement with Mr. Schlecht on August 5, 2015 (the “Effective Date”). Mr. Schlecht serves as Executive Chairman and Chief Executive Officer. Under the employment agreement, we agreed to pay a base salary with an annual opportunity to increase. Mr. Schlecht is also eligible for participation in the Company’s annual incentive bonus plans and grants of equity compensation offered by the Company to its senior executives from time to time. Mr. Schlecht will serve on our Board of Directors for the duration of his time as Executive Chairman.

Mr. Schlecht and/or his family are entitled to participate in all applicable qualified and nonqualified retirement plans, and all applicable welfare benefit plans to the same extent as our other senior executives. Mr. Schlecht is also entitled to 208 hours of “paid time off” (i.e., sick days, personal days and vacation days) per calendar year (pro-rated for partial years). Mr. Schlecht will also be reimbursed for reasonable out-of-pocket expenses incurred in the course of performing his duties for the Company in accordance with the Company’s reimbursement policies for senior executives as in effect from time to time.

Mr. Schlecht’s employment will be terminated under the following circumstances: (i) immediately upon his death or determination of “disability;” (ii) immediately for “cause” subject to the Company giving him written notice stating the basis of such termination; (iii) upon his voluntary termination other than with “good reason,” with 90 days prior notice, or at such other earlier time as may be mutually agreed by the Company and such person; (iv) immediately by the Company without “cause” upon the Company providing notice to him; and (v) his termination for “good reason” at which time his employment and all the Company’s obligations under the agreement will terminate except as specifically provided.

If Mr. Schlecht is terminated due to death or “disability,” he will have the right to receive: (a) any unpaid base salary with respect to the period prior to the effective date of termination, (b) payment of any accrued but unused paid time off, (c) all vested benefits to which he is entitled under applicable benefit plans, (d) reimbursement of expenses in accordance with the Company’s reimbursement policies (clauses (a)-(d) collectively, the “Accrued Obligations”), and (e) provided that he, or a representative of his estate, executes and delivers to us an irrevocable release of all employment-related claims against the Company, a pro-rated annual incentive bonus payment (based on the number of days worked in that fiscal year) for the fiscal year in which termination occurs based on actual performance-based bonus attainments for such fiscal year, payable in a lump sum. If Mr. Schlecht is terminated for “cause” or voluntarily terminates his employment other than with “good reason,” he will have no further rights against us, except for the right to receive the Accrued Obligations. If his employment is terminated without “cause” or he resigns with “good reason,” then Mr. Schlecht will have the right to receive the Accrued Obligations and “severance payments,” but only for so long as he complies with certain confidentiality, non-competition and non-solicitation restrictions for a specified period of time after employment. “Severance payments” means twelve months of base salary continuation for Mr. Schlecht. To the extent it does not result in a tax or penalty on the Company, “severance payments” also means reimbursement for the portion of the premiums paid by Mr. Schlecht to obtain COBRA continuation health coverage that equals the Company’s subsidy for health coverage for active employees (including family coverage, if applicable) for twelve months for Mr. Schlecht, following the termination of his employment. Additionally, Mr. Schlecht’s annual incentive bonus and the treatment of his equity awards will be governed by the terms of the applicable plans or grant agreements.

Under the employment agreements, we may compute whether there would be any “excess parachute payments” payable to Mr. Schlecht within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), payable to the him under his employment agreement or any other plan, agreement or otherwise. If there would be any excess parachute payments, we, based on the advice of our legal or tax counsel, will compute the net after-tax proceeds related to such parachute payments, taking into account the excise tax imposed by Section 4999 of the Code, as if (i) such parachute payments were reduced, but not below zero, such that the total parachute payments payable to Mr. Schlecht would not exceed three times the “base amount” as defined in Section 280G of the Code, less one dollar; or (ii) the full amount of such parachute payments were not reduced. If reducing the amount of such parachute payments otherwise payable would result in a greater after-tax amount to Mr. Schlecht, such reduced amount will be paid to him and the remainder will be forfeited. If not reducing such parachute payments otherwise payable would result in a greater after-tax amount to him, then such parachute payments will not be reduced.

The employment agreement includes certain confidentiality, non-competition and non-solicitation restrictions during the term of employment and for a specified period of time thereafter.

Offer Letters

Mr. Loretta, Mr. Homolka, Mr. R. Schlecht and Mr. Teufel are not party to an employment agreement with us but received compensation in accordance with their offer letters with the Company, which describe the elements of their compensation, including base salary, short- and long-term incentive opportunities and eligibility to participate in the Company’s healthcare and other benefit plans. Each element of compensation for these NEOs is subject to review and approval by the Compensation Committee.

Bonus Payouts and Annual Incentive Plan

For 2019, and under our Annual Incentive Plan, the target award for Mr. Schlecht was 100% of his base salary, and the target award for Mr. Loretta was 50% of his base salary. The performance metrics for 2019 were also EBT&B and net sales. The EBT&B threshold outcome for fiscal 2019 was not achieved. Accordingly, we did not pay an annual incentive payout to our NEOs in fiscal 2019.

Fiscal 2020 Bonus:

We adopted the Annual Incentive Plan of Duluth Holdings Inc., which became effective February 1, 2016 and was approved by our shareholders in advance of our IPO. Due to the onset of the COVID-19 pandemic and uncertainty of its impact of Duluth Trading’s business, the Compensation Committee did not establish performance metrics and related bonus opportunities under this Plan for fiscal 2020 with the understanding that bonus opportunities would be reassessed as the year progressed. Following the close of fiscal 2020 after taking into consideration Duluth Trading’s better than expected fiscal 2020 performance, the Compensation Committee approved discretionary bonuses that were awarded to each of the NEOs.

Outstanding Equity Awards at Fiscal Year End 2020 Table

The following table sets forth information regarding outstanding equity awards held by each of our named executive officers as of January 31, 2021:

	Stock Awards
Name	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested(1) ($)
Stephen L. Schlecht	—		—
David Loretta	6,168	(2)	76,915
	12,077	(3)	150,600
	17,627	(4)	219,809
David S. Homolka	3,428	(2)	42,747
	6,357	(3)	79,272
	18,802	(4)	234,461
Richard W. Schlecht	2,056	(2)	25,638
	4,238	(3)	52,848
	16,452	(4)	205,156
Christopher M. Teufel	522	(5)	6,509
	4,238	(3)	52,848
	18,802	(4)	234,461

(1)	Value based on the closing price of $12.47 on January 29, 2021.
(2)

Restricted stock scheduled to vest in four equal installments. The first installment vested on March 8, 2019, the second installment vested on March 8, 2020, and the remaining installments are scheduled to vest on March 8, 2021 and March 8, 2022.

(3)

Restricted stock scheduled to vest in four equal installments. The first installment vested on April 8, 2020, and the remaining installments are scheduled to vest on April 8, 2021, April 8, 2022 and April 8, 2023.

(4)	Restricted stock scheduled to vest in four equal installments. The installments are scheduled to vest on February 3, 2021, February 3, 2022, February 3, 2023, and February 3, 2024.
(5)

Restricted stock scheduled to vest in four equal installments. The first installment vested on August 13, 2019, the second installment vested on August 13, 2020, and the remaining installments are scheduled to vest on August 13, 2021 and August 13, 2022.

2015 Equity Incentive Plan

We adopted the 2015 Equity Incentive Plan of Duluth Holdings Inc., which was effective following approval by our Board of Directors and shareholders upon consummation of our IPO. The following is a description of the material features and provisions of our 2015 Equity Incentive Plan.

Objectives. Our 2015 Equity Incentive Plan permits us to provide compensation alternatives such as stock options, shares, restricted stock awards, restricted stock unit awards, deferred stock awards and performance share awards, using or based on our Class B common stock.

Administration and Eligibility. The 2015 Equity Incentive Plan is administered by our Compensation Committee. The Compensation Committee has full power and authority to select the participants to whom awards will be granted, to make any combination of awards to participants and to determine the specific terms and conditions of each award, subject to the provisions of the 2015 Equity Incentive Plan.

Authorized Shares. As of January 31, 2021, there were 3,236,232 shares of Class B common stock authorized for issuance under the 2015 Equity Incentive Plan and may be treasury stock or authorized but unissued stock. No individual participant will be eligible to receive grants of options for more than an aggregate of 807,315 shares of Class B common stock during any fiscal year; the aggregate number of shares of restricted stock that are subject to vesting based on Performance Goals (as that term is defined under the heading “Annual Incentive Plan”) plus the number of restricted stock units that are subject to vesting based on Performance Goals granted to any one participant during the fiscal year shall be limited to 807,315; and the maximum amount of performance share units granted to any one employee of the Company during any fiscal year will be limited to 807,315. For purposes of this limitation, the maximum number of performance share units granted will be determined based on a maximum number of shares of Class B common stock issuable under an award of performance share units, rather than the target number of shares of Class B common stock issuable thereunder.

Performance Goals. The 2015 Equity Incentive Plan allows awards to be granted based on the achievement of performance goals. The performance goals will be any one or more of the following performance criteria (the “Performance Goals”), either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or subsidiary, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Compensation Committee in the award: net income; revenue; earnings per share; return on investment; return on invested capital; return on equity; return on assets or net assets; shareholder returns (either including or excluding dividends) over a specified period of time; financial return ratios; cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment); amount of expense; economic profit; gross profit; gross profit margin percentage; operating profit; operating profit margin percentage; amount of indebtedness; debt ratios; earnings before bonus, interest, taxes, depreciation or amortization (or any combination thereof); share value; return on capital employed; return on average capital employed; strategic business criteria, consisting of one or more objectives based on achieving specified revenue, market penetration, or geographic business expansion goals, or cost targets, or goals relating to acquisitions or divestitures, or any combination of the foregoing; customer satisfaction; productivity ratios; new product invention or innovation; attainment of research and development milestones; or such other subjective or objective performance measures, including individual goals deemed appropriate by the Committee. To the extent an award is subject to the achievement of a Performance Goal, the Compensation Committee shall identify the specific Performance Goal applicable to such award and it shall follow any procedures to certify that the Performance Goal(s) applicable to such award are met before the award is earned.

Awards. The 2015 Equity Incentive Plan allows awards of options, shares, restricted stock, restricted stock units, deferred stock and performance share units.

Stock options awarded under the 2015 Equity Incentive Plan may not have an exercise price that is less than the fair market value of the Class B common stock on the date of the option grant. The term of each option granted under the 2015 Equity Incentive Plan will not exceed ten years from the date of grant. The Compensation Committee will determine at what time or times each option may be exercised (provided that in no event may it exceed ten years from the date of grant) and, subject to the provisions of the 2015 Equity Incentive Plan, the period of time, if any, after a participant’s death, disability or termination of employment during which options may be exercised.

Restricted stock awards are shares of our Class B common stock that vest in accordance with terms and conditions established by the Compensation Committee. The Compensation Committee may impose whatever vesting conditions it determines to be appropriate. Restricted stock that does not vest is subject to forfeiture. Restricted stock unit awards are units entitling the recipient to receive shares of stock upon the lapse of vesting conditions, and subject to such restrictions and other conditions, as the Compensation Committee shall determine.

Deferred stock is a right entitling the recipient to receive shares of stock paid out on a deferred basis, and subject to such restrictions and conditions, as the Compensation Committee shall determine.

Performance share units entitle the recipient to receive shares of stock upon the attainment of specified performance goals, and subject to such restrictions and conditions, as the Compensation Committee shall determine.

Persons holding unexercised options, restricted stock units, deferred stock or performance share units have no rights as shareholders with respect to such options, restricted stock units, deferred stock or performance share units. Except as otherwise provided by the Compensation Committee, no dividends, distributions or dividend equivalents will be made with respect to options, restricted stock units, deferred stock or performance share units.

The Compensation Committee determines the number of shares subject to awards granted to a participant under the 2015 Equity Incentive Plan.

Participants. If the employment of a participant terminates, or service to us by any non-employee participant terminates, other than due to the participants’ death or disability or certain terminations following a change of control, all unvested awards held by such participant (except as otherwise provided in the related award agreement) will immediately terminate. Vested option awards, to the extent unexercised, will terminate 90 days after a participant’s termination of employment or service and will be exercisable during the 90-day period, unless the award agreement provides otherwise.

If the employment of a participant terminates, or service to us by any non-employee participant terminates, due to death or following a participant’s disability, all unvested awards then held by the participant (except as otherwise provided in the related award agreement) will become vested, and all option awards to the extent vested but unexercised will terminate one year after such termination of employment or service and will be exercisable during the one-year period, unless the award agreement provides otherwise.

Notwithstanding the foregoing, if a participant’s termination of employment or service is a termination for cause, as defined in the plan, to the extent any award is not effectively exercised or has not vested prior to such termination, it will lapse or be forfeited immediately upon such termination. In all events, an award will not be exercisable after the end of its term as set forth in the related award agreement.

Plan Amendment or Termination. Our Board of Directors may, at any time, amend or terminate the plan. However, no amendment or termination may, in the absence of written consent to the change by the affected plan participant, adversely affect the rights of the participant or beneficiary under any award granted under the plan prior to the date such amendment is adopted. In addition, no amendment may increase the number of shares of our Class B common stock that may be delivered pursuant to awards under the plan without the approval of our shareholders, except for certain adjustments as set forth in the plan.

Combinations. In the event of any change in our outstanding Class B common stock by reason of a stock split, stock dividend, combination of shares, recapitalization, merger, consolidation or similar event, the Compensation Committee shall adjust proportionally the number of Class B common stock shares reserved for future issuance under the plan, the number of shares subject to outstanding awards, and the exercise price applicable to each option. In the event of a merger, consolidation, or reorganization with another corporation where we are not the surviving corporation, or a transaction in which we cease to be publicly traded, the Compensation Committee shall, subject to the approval of our board or the board of any corporation assuming our obligations, either substitute the award with a similar award from the surviving corporation or cancel the award and pay its value to the participant.

Change in Control. If, within twelve months following the date on which we experience a change in control, a participant’s employment terminates without cause, including a voluntary termination of employment for good reason, all unvested awards then held by the participant will become vested, except as otherwise determined by the Compensation Committee or when an award is subject to a performance goal. When an award is subject to achievement of a performance goal, the achievement of the performance goal will be deemed satisfied at target performance level upon a change in control and the award will continue to vest based upon the time-based service vesting criteria, if any, contained in the award, except as may otherwise be determined by the Compensation Committee. Furthermore, for awards subject to a performance goal, if, within twelve months following the date on which we experience a change in control, a participant’s employment is terminated without cause, including a voluntary termination of employment for good reason, then any time-based service vesting criteria will be deemed satisfied upon the termination, except as otherwise determined by the Compensation Committee.

DIRECTOR COMPENSATION

Under our director compensation policy, our non-employee directors receive a $40,000 annual cash retainer. For service on the Audit Committee, a non-employee director receives an additional $7,800 annual cash retainer. For service on the Compensation Committee and Nominating and Governance Committee, a non-employee director receives an additional $5,000 annual cash retainer. In lieu of the annual cash retainer for committee participation, each non-employee director serving as a chair of a board committee receives the following annual cash retainer: $15,000 for Audit Committee chair; $10,000 for Compensation Committee chair; and $7,500 for Nominating and Governance Committee chair. Each non-employee director will also receive an annual restricted stock grant of $57,000 of Class B common stock under the 2015 Equity Incentive Plan based on the fair market value of the Class B common stock on the date of grant, which will vest on the first anniversary of the date of grant. Grants are expected to be made in May of each year. Prorated grants will be made for partial years of service. All of our directors were reimbursed for reasonable travel and other expenses incurred in connection with attending board and committee meetings.

The following table sets forth information concerning compensation paid to our non-employee directors during the year ended January 31, 2021, for their service on our board. Directors who are also our employees received no additional compensation for their service as directors and are not included in the table below.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
E. David Coolidge III	26,400	57,000	83,400
Francesca M. Edwardson	25,000	57,000	82,000
David C. Finch	23,750	57,000	80,750
Thomas G. Folliard	27,500	57,000	84,500
Brenda I. Morris	26,400	57,000	83,400
Scott K. Williams	22,500	57,000	79,500

(1)	In light of the uncertainty regarding the COVID-19 pandemic, the Board determined to waive cash retainers for the second and third fiscal quarters of fiscal 2020.
(2)

Amount represents the aggregate grant date fair value of restricted stock awards granted in fiscal 2020, computed in accordance with FASB ASC Topic 718 and based on the closing price of $4.31 on the date of grant.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information with respect to the beneficial ownership of our Class A and Class B common stock as of the record date (except as otherwise noted) for:

•	each shareholder known by us to be the beneficial owner of more than 5% of our capital stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. There are no shares of common stock subject to options or other rights outstanding as of the date of this proxy statement. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that persons and entities named in the table below have sole voting and investment power with respect to all the capital stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 3,364,200 shares of Class A common stock outstanding and 29,548,011 shares of Class B common stock outstanding as of the record date. Unless otherwise indicated, the address of each beneficial owner in the table is: Duluth Holdings Inc., 201 East Front Street, Mount Horeb, Wisconsin 53572.

	Beneficial Ownership of Common Stock
	Class A		Class B		% of Total Voting Power
	Shares	%	Shares	%
5% Shareholders:
Stephen L. Schlecht and Marianne M. Schlecht Descendants Trust(1)	—	—	8,694,295	29.4%	13.8%

Named Executive Officers and Directors:
Stephen L. Schlecht	3,364,200	100.0%	8,139,675	27.5%	66.1%
David Loretta	—	—	68,922	*	*
David S. Homolka	—	—	53,538	*	*
Richard W. Schlecht(2)	—	—	82,323	*	*
Christopher M. Teufel	—	—	41,899	*	*
Francesca M. Edwardson(3)	—	—	55,333	*	*
Thomas G. Folliard	—	—	69,224	*	*
David C. Finch	—	—	116,125	*	*
Brenda I. Morris	—	—	25,533	*	*
Brett L. Paschke	—	—	—	—	—
Scott K. Williams	—	—	19,040	*	*
E. David Coolidge III	—	—	150,574	*	*
All Executive Officers and Directors as a Group (12)	3,364,200	100.0%	8,822,186	29.9%	67.2%

*	Represents beneficial ownership of less than 1.0% of the outstanding shares of common stock.
(1)

John A. Dickens and Thomas W. Wenstrand are co-trustees of the Stephen L. Schlecht and Marianne M. Schlecht Descendants Trust established July 31, 2000 and as such have shared voting and dispositive power over these shares of Class B common stock. The address of the trust is c/o Godfrey & Kahn, S.C., 833 E. Michigan Street, Suite 1800, Milwaukee, WI 53202.

(2)	Includes: 5,590 shares of Class B common stock held in UTMA accounts for the benefit of Mr. R. Schlecht’s children.
(3)	Includes: 17,300 shares of Class B common stock owned by Ms. Edwardson’s husband as to which she disclaims beneficial ownership.

PROPOSAL TWO: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has appointed Grant Thornton LLP (“Grant Thornton”), independent registered public accountants, to audit our consolidated financial statements for the fiscal year ending January 30, 2022 and has recommended to the Board of Directors that such appointment be submitted to the shareholders for ratification. Grant Thornton has also audited our financial statements for the fiscal year ended January 31, 2021, and has audited our financial statements since our IPO. Representatives of Grant Thornton will be present at the annual meeting, will have an opportunity to make a statement if they so desire, and also will be available to respond to appropriate questions from shareholders.

If shareholders do not ratify the appointment of Grant Thornton, the Audit Committee will take such action into account in reconsidering the appointment of our independent auditors for the fiscal year ending January 30, 2022.

The affirmative vote of a majority of the votes cast on this proposal shall constitute ratification of Grant Thornton as our independent auditors for the fiscal year ending January 30, 2022. Abstentions and broker non-votes will not be counted as votes cast and, therefore, will have no impact on the approval of the proposal.

The Board of Directors unanimously recommends that you vote FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accountants for the fiscal year ending January 30, 2022, and your proxy will be so voted unless you specify otherwise.

AUDIT COMMITTEE REPORT

In accordance with its written charter, the Audit Committee oversees all accounting and financial reporting processes and the audit of our financial statements. The Audit Committee assists the Board of Directors in fulfilling its responsibility to our shareholders, the investment community and governmental agencies relating to the quality and integrity of our financial statements and the qualifications, independence and performance of our independent registered public accountants. During fiscal 2020, the Audit Committee held eight meetings and discussed the interim financial information contained in each of our quarterly reports on Form 10-Q with the chief financial officer, controller, director of financial reporting, director of internal audit and independent registered public accountants prior to their filing with the SEC. The Audit Committee has appointed Grant Thornton to serve as our independent registered public accountants for fiscal 2021.

Independent Registered Public Accountants Independence and Fiscal 2020 Audit. In discharging its duties, the Audit Committee obtained from Grant Thornton, our independent registered public accountants for the fiscal 2020 audit, a formal written statement describing all relationships between Grant Thornton and us that might bear on Grant Thornton’s independence in accordance with the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”). In addition, the Audit Committee discussed with Grant Thornton any relationships that may impact Grant Thornton’s objectivity and independence and satisfied itself as to Grant Thornton’s independence. The Audit Committee also independently discussed with management and Grant Thornton the quality and adequacy of our internal controls, and reviewed with Grant Thornton its audit plans, audit scope and identification of audit risks.

The Audit Committee discussed and reviewed with Grant Thornton the matters required to be discussed by the applicable requirements of PCAOB and the Securities and Exchange Commission and, with and without management present, discussed and reviewed the results of Grant Thornton’s fiscal 2020 audit of the financial statements.

Fiscal 2020 Financial Statements and Recommendations of the Committee. The Audit Committee separately reviewed and discussed our audited financial statements and management’s discussion and analysis of financial condition and results operations (“MD&A”) as of and for the fiscal year ended January 31, 2021 with management and Grant Thornton. Management has the responsibility for the preparation of our financial statements and the independent registered public accountants have the responsibility for the examination of those statements.

Based on the above-mentioned review, and discussions with management and Grant Thornton, the Audit Committee recommended to the Board of Directors that our audited financial statements be included in our annual report on Form 10-K for the fiscal year ended January 31, 2021 for filing with the SEC.

Fees Paid to Grant Thornton. The aggregate fees billed for professional services by Grant Thornton during fiscal 2020 and fiscal 2019 were approximately as follows:

Type of Fees	Fiscal 2020	Fiscal 2019
Audit Fees(1)	$719,265	$465,747	(4)
Audit-Related Fees(2)	10,500	18,170
Tax Fees(3)	—	—
All Other Fees	—	—

Total	$729,765	$483,644

(1)

Audit fees consist of fees billed related to the audit of our annual consolidated financial statements included in our annual report on Form 10-K, as well as the review of our quarterly consolidated financial statements included in our quarterly reports on Form 10-Q.

(2)	Audit-related fees consist of fees related to the audit of our employee benefit plan.
(3)	Tax Fees consist of fees billed for tax compliance, tax advice and tax planning services.
(4)	Audit fees for fiscal 2019 were overstated by $304,302 in our 2020 Proxy Statement due to an oversight in the calculation by including certain fees from fiscal 2018.

All audit and non-audit services provided by Grant Thornton were pre-approved by the Audit Committee.

In performing all of the functions described above, the Audit Committee acts only in an oversight capacity. The Audit Committee may not complete its reviews of the matters described above prior to our public announcement of financial results and, necessarily, in its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for the Company’s financial statements and reports and internal control over financial reporting, and of the independent auditors, who, in their report, express an opinion on the conformity of the Company’s annual financial statements to accounting principles generally accepted in the United States.

The Audit Committee:

Thomas G. Folliard (Chairman)

E. David Coolidge III

Brenda I. Morris

SUBMISSION OF SHAREHOLDER PROPOSALS

Proposals of a shareholder submitted pursuant to Rule 14a-8 of the SEC (“Rule 14a-8”) for inclusion in the proxy statement for the 2022 annual meeting of shareholders must be received by Duluth Trading at its executive offices no later than December 10, 2021. A shareholder who intends to present business other than pursuant to Rule 14a-8 at the 2022 annual meeting must comply with the requirements set forth in our amended and restated bylaws. To bring shareholder proposed nominations or other business before an annual meeting, our amended and restated bylaws require, among other things, that the shareholder submit written notice thereof to Duluth Trading’s executive offices not less than 90 days nor more than 120 days prior to the anniversary of the annual meeting of shareholders held the prior year. Therefore, we must receive notice of a shareholder proposal submitted other than pursuant to Rule 14a-8 no earlier than January 27, 2022 and no later than February 26, 2022. If notice is received before January 27, 2022, or after February 26, 2022, it will be considered untimely, and Duluth Trading will not be required to allow the proposal to be presented at the 2022 annual meeting of shareholders. Such nominations or proposals must be submitted to Mr. David Loretta, Secretary, Duluth Holdings Inc., 201 East Front Street, Mount Horeb, Wisconsin 53572. To avoid disputes as to the date of receipt, it is suggested that any shareholder proposal be submitted by certified mail, return receipt requested.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires the Company’s directors and officers, among others, to file reports with the SEC disclosing their ownership, and changes in their ownership, of stock in the Company. Copies of these reports must also be furnished to the Company. Based solely on a review of these copies, the Company believes that all filing requirements were complied with on a timely basis during fiscal 2020, with the exception of one Form 4 relating to the vesting of restricted stock that was filed late for each of Messrs. Dittrich, Homolka, and R. Schlecht; two Forms 4 relating to the vesting of restricted stock that were filed late for Mr. Loretta; and three Forms 4 relating to the vesting of restricted stock that were filed late for Mr. Teufel. All of these filings were filed late due to administrative error.

OTHER MATTERS

Although management is not aware of any other matters that may come before the annual meeting, if any such matters should be presented, the persons named in the enclosed proxy card intend to vote as recommended by the Board of Directors or, if no such recommendation is given, in accordance with their best judgment.

Shareholders may obtain a free copy of our annual report on Form 10-K for fiscal 2020 at no cost by writing to David Loretta, Secretary, Duluth Holdings Inc., 201 East Front Street, Mount Horeb, Wisconsin 53572.

By Order of the Board of Directors,

David Loretta, Secretary

Appendix A

Reconciliation of Net Income to EBITDA and EBITDA to Adjusted EBITDA

The following table represents reconciliations of net income to EBITDA and EBITDA to Adjusted EBITDA for the periods indicated below.

	Fiscal Year Ended
	January 31, 2021	February 2, 2020
(in thousands)
Net income	$13,380	$18,499
Depreciation and amortization	28,520	22,083
Amortization of internal-use software hosting subscription implementation costs	229	—
Interest expense	6,263	4,471
Amortization of build-to-suit operating leases capital contribution	794	784
Income tax expense	4,637	5,429

EBITDA	53,823	51,266
Stock based compensation	1,629	647

Adjusted EBITDA	$55,452	$51,913

Free Cash Flow

The following table represents a reconciliation of Net cash provided by operating activities, the most comparable U.S. GAAP financial measure, to free cash flow.

	Fiscal Year Ended
	January 31, 2021	February 2, 2020
(in thousands)
Net cash provided by operating activities	$50,751	$8,347
Purchases of property and equipment	(11,743)	(24,435)
Capital contributions towards build-to-suit stores	(520)	(6,354)

Free cash flow	$38,488	$(22,442)

ENDORSEMENT_LINE______________ SACKPACK_____________ DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by 1:00 a.m., Central Time, on May 27, 2021. Online Go to www.envisionreports.com/DLTH or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/DLTH 2021 Annual Meeting Proxy Card IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposal 2. 1. Election of Directors: 01—Stephen L. Schlecht 04—Thomas G. Folliard 07—Scott K. Williams Withhold For Authority 02—Francesca M. Edwardson 05—Brenda I. Morris Withhold For Authority 03—David C. Finch 06—Brett L. Paschke Withhold For Authority 2. The ratification of the selection of Grant Thornton LLP as the independent registered public accountants for Duluth Holdings Inc. for the year ending January 30, 2022. For Against Abstain NOTE: In their discretion, the proxies are authorized to consider and vote upon any other matters which may properly come before the meeting or any adjournment thereof. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMM7 1 B M 5 0 1 9 6 4 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND +

2021 Annual Meeting Admission Ticket 2021 Annual Meeting of Duluth Holdings Inc. Shareholders May 27, 2021, 8:30 a.m., Central Time Duluth Holdings Inc. Headquarters 201 East Front Street, Mount Horeb, WI 53572 Upon arrival, please present this admission ticket and photo identification at the registration desk. The 2021 Annual Meeting of Shareholders of Duluth Holdings Inc. will be held on Thursday May 27, 2021 at 8:30 a.m. Central Time Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The material is available at: www.envisionreports.com/DLTH Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/DLTH IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Duluth Holdings Inc. Notice of 2021 Annual Meeting of Shareholders Proxy Solicited by Board of Directors for Annual Meeting — May 27, 2021 The undersigned hereby appoints Stephen Schlecht and David Loretta, and each or either of them, as true and lawful attorneys of the undersigned with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Duluth Holdings Inc., which the undersigned is entitled to vote at said meeting or any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such matters as may properly come before the meeting and revoking any proxy heretofore given. Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR item 2. (Items to be voted appear on reverse side) C Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below.